Exhibit (d-16)
AMENDMENT TO
AMENDED AND RESTATED SUB-ADVISORY AGREEMENT
Pacific Capital Small Cap Fund
          THIS AMENDMENT TO AMENDED AND RESTATED SUB-ADVISORY AGREEMENT (the “Agreement”) is made as of June 26, 2007 among Pacific Capital Funds, a Massachusetts business trust (the “Trust”), the Asset Management Group of Bank of Hawaii (the “Adviser”), and Nicholas-Applegate Capital Management, a California limited partnership (the “Sub-Adviser”).
          WHEREAS, the parties have entered into an Amended and Restated Sub-Advisory Agreement dated as of June 14, 2006 (the “Current Agreement”); and
          WHEREAS, the parties wish to revise the Current Agreement in certain respects;
          NOW, THEREFORE, for good and valuable consideration, the parties agree that the Current Agreement is hereby amended as follows, effective as of the date first set forth above:
          1. Termination of Value Style Services. Section 2(a) of the Current Agreement is amended to read in full as follows: “All assets of the Account shall be managed by Sub-Adviser using its ‘systematic small cap style’ of asset management.”
          2. Sub-Advisory Services. The following paragraphs are added to Section 2(b) of the Current Agreement:
“(7) notify the Adviser and the Trust immediately upon detection of (i) any material failure to manage the Account in accordance with the Fund’s investment objectives and policies or any applicable law, or (ii) any material breach of any of the Fund’s or the Sub-Adviser’s policies, guidelines or procedures; correct any such failure or breach promptly; and take any action that the Board may reasonably request in connection with any such breach;
“(8) upon request, provide the Adviser and the officers of the Trust with supporting certifications which pertain to services being provided by the Sub-Adviser hereunder, in connection with any filings and certifications made pursuant to The Sarbanes-Oxley Act of 2002; and
“(9) promptly notify the Adviser and the Trust in the event (i) the Sub-Adviser is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation at law, or in equity, before or by any court, public board, or body, involving the affairs of the Trust (excluding class action suits in which the Fund is a member of the plaintiff class by reason of the Fund’s ownership of shares in the defendant) or the compliance by the Sub-Adviser with federal or state securities laws, (ii) an actual change in control of the Sub-Adviser resulting in an “assignment” (as defined in the 1940 Act) has occurred or is otherwise proposed to occur, or (iii) any change in its membership occurs so long as it is organized as a partnership.”
          3. Compensation. Section 8 of the Current Agreement is amended to read in full as follows: “For the services provided and the expenses assumed with respect to the Fund pursuant to this Agreement, the Sub-Adviser will be entitled to a fee, computed daily and payable quarterly directly by the Trust, calculated as follows: 0.70% of average daily net assets.”
          4. Compliance with Rule 17a-10. Section 5 of the Current Agreement is amended to add the following as an additional paragraph at the end thereof: “Sub-Adviser shall not consult with the Adviser, or any other sub-advisor to the Fund or any other series of the Trust, concerning transactions for the Fund or any other series of the Trust in securities or other assets, except as permitted by the1940 Act and the rules of the Securities and Exchange Commission adopted pursuant to the 1940 Act.”
          5. No Other Changes. Except as modified hereby, all provisions of the Current Agreement shall remain in full force and effect.
          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first set forth above.
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ASSET MANAGEMENT GROUP OF BANK OF HAWAII

By: Name:	/s/ Jordan T. Ige Jordan T. Ige
Title:	Senior Vice President

PACIFIC CAPITAL FUNDS

By: Name:	/s/ Robert I. Crowell Robert I. Crowell
Title:	President

NICHOLAS-APPLEGATE CAPITAL MANAGEMENT

By: Name:	/s/ Charles H. Field Charles H. Field, Jr.
Title:	General Counsel